EXHIBIT 99.1

CardioGenics Holdings Inc. Engages Gilford Securities
As Investment Banker

Gilford’s Healthcare Banking Group to Provide Specialized Investment Banking Services

Mississauga, Ontario, October 2, 2009 – CardioGenics Holdings Inc. (OTCBB: JAGH) has entered into an agreement with Gilford Securities Incorporated (“Gilford”), pursuant to which Gilford will provide investment banking services to the Company through its new Healthcare Banking Group. Kenneth Sorensen, PhD, Nickolay Kukekov, PhD, and Ted Kalem of Gilford’s Healthcare Banking Group will be spearheading the investment banking efforts. Drs. Sorensen, Kukekov, and Mr. Kalem have a broad array of experience specializing in the healthcare banking field, including successfully representing clients in connection with initial and secondary public offerings, equity and debt transactions, and partnering and M&A transactions ranging from $5 million to $345 million.

 “We are very pleased to have Gilford Securities as our investment banker,” said Yahia Gawad, Chief Executive Officer of CardioGenics. “Gilford has an excellent reputation for providing investment banking solutions for growth companies and, with the addition of its new Healthcare Banking Group, they are well situated to provide the specialized investment banking services that our Company requires.”

Continued Dr, Gawad, “In retaining an investment banking firm, we felt it was very important that they understand the specialized needs of an in-vitro diagnostic company such as ours and, with its impressive backgrounds in the healthcare field, we feel that Gilford’s Healthcare Banking Group is perfect for addressing those needs.”

“We are delighted to be working with the CardioGenics team” said Robert Maley, President of Gilford Securities.

A Current Report on Form 8-K containing further details regarding the Gilford agreement will be filed by the Company and will be available on EDGAR.

About CardioGenics Holdings Inc.

Through its CardioGenics subsidiaries, the Company develops technology and products targeting the immunoassay segment of the In-Vitro Diagnostic testing market. It has developed the QL Care Analyzer, a proprietary Point Of Care immuno-analyzer, which will run a number of diagnostic tests under development, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, the Company has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. The Company’s principal offices are located in Mississauga, Ontario, Canada.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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